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                AMENDMENT NO. 2 TO INVESTMENT ADVISORY AGREEMENT

     This Amendment No. 2 to the Investment Advisory Agreement (the "Agreement") dated January 1, 2003 as amended on December 1, 2005, by and between Met Investors Advisory LLC (the "Manager") and Harris Associates L.P. (the "Adviser") with respect to the Harris Oakmark International Portfolio ("Portfolio"), is entered into effective the 1st day of December, 2005.

     WHEREAS the Agreement provides for the Adviser to provide certain investment advisory services to the Manager, for which the Adviser is to receive agreed upon fees; and

     WHEREAS the Manager and the Adviser desire to make certain changes to the Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Manager and the Adviser hereby agree that the Agreement is amended as follows:

     1. Schedule A of the Agreement is amended in whole to read as follows:

                                Percentage of daily net assets
                 -----------------------------------------------------------
Harris Oakmark   0.65% of first $50 million of such assets, plus 0.60% of
International    such assets over $50 million up to $100 million, plus 0.50%
Portfolio        of such assets over $100 million.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the 1st day of December, 2005.

                                        MET INVESTORS ADVISORY LLC


                                        By: /s/ Anthony J. Dufault
                                            ------------------------------------
                                            Authorized Officer


                                        HARRIS ASSOCIATES L.P.


                                        By: /s/ Janet L Reali
                                            ------------------------------------
                                            Authorized Officer